Exhibit 99.1

Eaton Communications Eaton Center Cleveland, OH 44122

Date	August 12, 2024

Eaton names Paulo Ruiz president and COO effective September 2, 2024; Ruiz to succeed Craig Arnold as CEO on June 1, 2025

•	Appointment follows Arnold’s planned retirement effective May 31, 2025

DUBLIN – The Board of Directors of intelligent power management company Eaton (NYSE:ETN) today named Paulo Ruiz president and chief operating officer of Eaton and a member of the board of directors, effective September 2, 2024. Ruiz will be appointed chief executive officer of Eaton on June 1, 2025. He succeeds Craig Arnold, who will retire on May 31, 2025, having reached Eaton’s mandatory officer retirement age of 65. Mr. Arnold has been Eaton’s chairman and chief executive officer since June 2016.

Additionally, effective June 1, 2025, Gregory R. Page will become the non-executive chair of the Eaton Board of Directors.

“Our entire board is thrilled to congratulate Paulo on his promotion,” said Page. “Eaton’s strong position today is due to the mission-driven culture, strategic direction, and operational excellence that define the company. Paulo’s deep operations expertise and strong global manufacturing background make him uniquely qualified to lead Eaton through the next phase of the company’s growth.”

“Paulo’s experience overseeing critical aspects of our portfolio transformation and driving profitability in our operations has been critical in positioning our company for sustained growth,” said Arnold. “I’m proud to work with him and our team of passionate leaders to guide Eaton through this inflection point in our company’s long history. I have full confidence in Paulo’s ability to lead the enterprise into the future.”

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Paulo Ruiz, 49, has been president and chief operating officer of the Industrial Sector since July 2022. In this role, Ruiz is responsible for the company’s Aerospace, Vehicle, eMobility, Filtration and Golf Pride businesses, as well as the company’s operations in the Asia-Pacific, Central and South American regions. Previously, Paulo was president of the company’s Americas region of the Energy Solutions and Services business and president of the company’s Hydraulics Group. Before joining Eaton in 2019, Ruiz served in various strategic positions worldwide with Siemens, including chief executive officer of Dresser–Rand – A Siemens Business and operations, commercial and engineering positions at Fiat.

Ruiz has a master’s degree in business management from Fundação Dom Cabral in Brazil and a bachelor’s degree in electrical engineering from FEI in São Paulo, Brazil. He also completed the post-MBA program at Kellogg School of Management at Fundação Dom Cabral and the Graduate Development Programme with Isvor Fiat in Turin, Italy.

During the transition period, Ruiz will continue to oversee the company’s Industrial Sector, and Heath Monesmith will remain the leader of its Electrical Sector.

“Together, Paulo and Heath bring an extraordinary combination of skills and leadership that are exactly what Eaton needs to accelerate our transformation into the world’s leading power management company,” Arnold said. “We have a deep bench and a strong team of leaders who are poised to guide our enterprise in the years to come.”

Media Resources:

•	Craig Arnold biography: https://www.eaton.com/us/en-us/company/about-us/leadership-team/corporate-officers/craig-arnold.html
•	Paulo Ruiz biography: https://www.eaton.com/us/en-us/company/about-us/leadership-team/corporate-officers/paulo-ruiz.html
•	Eaton Board of Directors: https://www.eaton.com/us/en-us/company/about-us/leadership-team/board-of-directors.html

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Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy sources, helping to solve the world’s most urgent power management challenges, and building a more sustainable society for people today and generations to come.

Eaton was founded in 1911 and has been listed on the New York Stock Exchange for more than a century. We reported revenues of $23.2 billion in 2023 and serve customers in more than 160 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Contact:
Jennifer Tolhurst
+1 (440) 523-4006
jennifertolhurst@eaton.com
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